Exhibit 2.1

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT is made and entered into effective as of September 24, 2010 (the “Effective Date”), by and among CastleRock Security Holdings, Inc., a Delaware corporation (“Newco”), Alarm Funding, LLC, a Delaware limited liability company (“AF”), and SA Systems LLC, a Delaware limited liability company (“SAS,” and together with AF, the “Contributors”).  Each of Newco, AF, and SAS are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Contributors own all of the issued and outstanding shares of common stock, $0.01 par value, of CastleRock Security, Inc., a Delaware corporation (“CRS”), which represent all of the issued and outstanding shares of CRS capital stock (the “CRS Shares”);

WHEREAS, AF has entered into that certain Credit Agreement, dated as of May 25, 2007 (the “Credit Agreement”), as amended by that Amendment to Credit Agreement and Credit Documents, dated as of August 16, 2007 (the “First Amendment”), as further amended by that Amended and Restated Forbearance Agreement and Amendment to Credit Agreement, dated as of February 16, 2008 (the “Forbearance Agreement,” and collectively with the Credit Agreement and the First Amendment, the “Credit Obligation”), with lender FCC, LLC, and lender and agent for FCC, LLC, Siemens First Capital Commercial Finance, LLC, a Delaware limited liability company (“Siemens” and collectively with FCC, LLC, “Lenders and Agent”);

WHEREAS, AF owns those assets listed in Schedule 1 attached hereto (the “AF Assets”), which are subject to the Lenders’ security interest pursuant to the Credit Obligation;

WHEREAS, Newco was organized pursuant to that certain Certificate of Incorporation (the “Certificate”), filed with the Secretary of State of the State of Delaware on September 22, 2010;

WHEREAS, the Contributors desire to contribute their CRS Shares, and AF desires to contribute the AF Assets to Newco in exchange for shares of common stock of Newco, and Newco desires to accept such contributions from the Contributors and, in return, issue such shares to the Contributors such that the Contributors will own all of the issued and outstanding shares of Newco and Newco will own all of the issued and outstanding shares of CRS and the AF Assets, subject to the terms, conditions, and agreements specifically set forth herein (the “Contribution”); and,

WHEREAS, upon the Contribution, Newco desires to become, together with AF, a “Borrower” under the Credit Obligation pursuant to that certain Consent, Limited Waiver and Third Amendment to Credit Agreement and Credit Documents dated October     , 2010, (the “Consent Agreement”) by and between Newco, AF, CRS, Lenders and Agent (together with the Contribution, the “Restructure”).

NOW, THEREFORE, for and in consideration of the foregoing, the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.             DEFINITIONS.

1.1           Specific Definitions.  For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

(a)           “Affiliate” means, as to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or under common control with the Person specified.

(b)           “Agreement” means this Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, together with all Schedules and Exhibits attached hereto or delivered simultaneously herewith.

(c)           “Applicable Laws” means all applicable laws, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof).

(d)           “Damages” means all demands, claims, causes of action, loss, liability, damage or expense, including reasonable attorneys’, paralegal, accountant and consultant fees and costs of investigation and litigation, and consequential damages.

(e)           “Knowledge” means actual knowledge after reasonable inquiry and investigation.

(f)            “Litigation” means action, suit, demand, claim, hearing, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, in law or in equity..

(g)           “Option Plan” means the CastleRock Security Holdings, Inc. 2010 Equity Incentive Plan.

(h)           “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

(i)            “Person” means an individual or entity of any kind, including but not limited to a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

(j)            “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b)

liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

(k)           “Stockholders Agreement” means the Stockholders Agreement by and among CRS, AF and Cordell Funding, LLLP, a Florida limited liability limited partnership (“Cordell”) dated November 26, 2008.

(l)            “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, goods and services, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(m)          “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.2           Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning as set forth in this Agreement.

2.             RESTRUCTURE.

2.1           Contributions.  Subject to the terms and conditions of this Agreement, and for the consideration set forth herein: (a) the Contributors agree to assign, transfer, contribute and deliver to Newco all their right, title and interest in and to the CRS Shares and, (b) AF agrees to assign, transfer, contribute and deliver to Newco all right, title and interest in and to the AF Assets (the CRS Shares and the AF Assets each shall be referred to as a “Contribution,” and collectively, the “Contributions”).

2.2           Assumption of Liabilities.  Subject to the terms and conditions of this Agreement, and for the consideration set forth herein, Newco agrees to assume and become responsible for all liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) related to the AF Assets (the “Assumed Liabilities”).

2.3           Stock Issuance.  In exchange for the Contributions described in Section 2.1 above, Newco shall issue to each Contributor, severally and not jointly, the number of shares of common stock of Newco indicated next to the respective Contributor’s name listed below (the collectively, the “Newco Shares”):

(i)            To AF, 2,262,000 shares of the common stock of Newco; and,

(ii)           To SAS, 138,000 shares of the common stock of Newco.

2.4           Effect of Contribution.  Upon the Closing (as defined in Section 3.1 below): (a) title in and to the CRS Shares shall pass to Newco which, as record and beneficial owner, shall be entitled to all rights, including voting rights, as the sole stockholder of CRS; (b) title to the Newco Shares shall pass to the Contributors which, as record and beneficial owners, shall be entitled to all rights, including voting rights, as the sole stockholder of Newco; (c) title in and to the AF Assets, subject to Lenders’ security interest pursuant to the Credit Obligation, and the Assumed Liabilities shall pass to Newco; and, (d) the Stockholders Agreement shall terminate and be of no further force or effect.

2.5           Credit Obligation.  The Parties understand and agree that contemporaneously with the Closing:

(a)           Newco shall become a “Borrower” under the Credit Obligation upon execution and delivery to Lenders and Agent of all documents, certificates, and other instruments as may be required pursuant to the Consent Agreement.

(b)           Each of the Contributors shall execute and deliver to Lenders and Agent all documents, certificates, and other instruments as may be required pursuant to the Consent Agreement.

3.             CLOSING; DELIVERIES.

3.1           Closing.  The consummation of the Restructure contemplated hereby shall occur on the Effective Date at 10:00 a.m., California time, at the offices of Hanson Bridgett LLP, 425 Market Street, 26th Floor, San Francisco, California 94105, or such other date otherwise mutually agreed to by the parties, following the satisfaction or waiver of all of the obligations of the parties set forth herein (the occurrence of the foregoing, the “Closing”; and the date on which the Closing occurs, the “Closing Date”).

3.2           Deliveries by the Contributors.  Upon satisfaction of the closing conditions set forth in Section 6 of this Agreement: (a) AF shall deliver to Newco a duly executed original of the general assignment and assumption and bill of sale in the form attached hereto as Exhibit A (the “Assignment”), and (b) each Contributor shall deliver to Newco (i) a duly executed original of this Agreement, (ii) a duly executed original certificate evidencing their CRS Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iii) a duly executed original of the right of first refusal agreement in the form attached hereto as Exhibit B (the “Right of First Refusal Agreement”).

3.3           Deliveries by Newco.  Upon receipt of all the documents to be executed and delivered by Contributor under Section 3.2 and upon satisfaction of the closing conditions set forth in Section 6 of this Agreement, Newco shall deliver to each Contributor: (i) a duly executed original of this Agreement, and (ii) a duly executed certificate evidencing the Newco Shares.

4.             REPRESENTATIONS AND WARRANTIES.

4.1           SAS.  SAS represents and warrants to Newco, as of the Effective Date and as of the Closing Date, upon which representations and warranties Newco has relied and will continue to rely, and which representations and warranties shall survive the Closing as provided in Section

8.1 hereof and shall not be deemed to have merged into any of the documents executed or delivered at the Closing, that:

(a)           Organization; Authority; Enforceability.  Cordell is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is duly qualified or licensed to do business as a foreign entity in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) requires such qualification or licensing.  SAS has the right, power, and authority to enter into and perform all of the obligations required of SAS under this Agreement and the instruments and documents referenced herein, and otherwise to consummate the Restructure.  The Person or Persons executing this Agreement in a representative capacity on behalf of SAS are authorized to do so. This Agreement is, and all agreements, instruments, and documents to be executed and delivered by SAS pursuant to this Agreement shall be, duly authorized, executed, and delivered by SAS.  This Agreement is, and all agreements, instruments, and documents to be executed and delivered by SAS pursuant to this Agreement shall be, valid and legally binding upon SAS, and shall be enforceable in accordance with their respective terms, except as such obligations and enforceability are limited by bankruptcy, insolvency, and other similar laws of general application affecting the enforcement of creditors’ rights and by equitable principles;

(b)           Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the Restructure contemplated hereby, will (1) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which SAS is subject, or (2) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which SAS is a party or by which SAS is bound;

(c)           Approvals.  SAS has taken all requisite action and obtained all requisite consents, releases, and permissions in connection with entering into this Agreement and the instruments and documents referenced herein or required under any covenant, agreement, encumbrance, law, or regulation with respect to the obligations required hereunder, and no consent of any other party is required for the performance by SAS of its obligations hereunder;

(d)           No Insolvency Acts.  No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or state bankruptcy law is pending against or contemplated by SAS;

(e)           No Litigation or Claims.  There is no Litigation, threatened or pending, against SAS that could affect SAS’s ability to perform its obligations when and as required under the terms of this Agreement or that otherwise affect SAS’s Contribution.  The Contributions are not subject to any order, writ, judgment, award, injunction, or decree of any court or governmental or regulatory authority of competent jurisdiction or any arbitrator or arbitrators; and,

(f)            CRS Shares.  SAS holds of record and owns beneficially the number of CRS Shares set forth next to SAS’s name in Schedule 4.1(f) attached hereto and hereby incorporated herein, which, together with AF’s CRS Shares, constitute all of the issued and outstanding CRS Shares.  SAS’s CRS Shares are, and will be on the Closing Date, free and clear of any restrictions on transfer (other than those restrictions described in the Stockholders Agreement and any restrictions under federal and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  Neither SAS nor any other Person is a party to any option, warrant, purchase right, or other contract or commitment that could require SAS to sell, transfer, or otherwise dispose of any capital stock of CRS (other than this Agreement).  SAS is not a party to any voting trust, proxy, or other agreement or understanding, written or oral, with respect to the voting of any capital stock of CRS.  There are no outstanding powers of attorney executed by or on behalf of SAS with respect to the CRS Shares.

4.2           AF.  AF represents and warrants to Newco as of the Closing Date, upon which representations and warranties Newco has relied and will continue to rely, and which representations and warranties shall survive the Closing as provided in Section 8.1 hereof and shall not be deemed to have merged into any of the documents executed or delivered at the Closing, that:

(a)           Organization; Authority; Enforceability.  AF is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is duly qualified or licensed to do business as a foreign company in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) requires such qualification or licensing.  AF has the right, power, and authority to enter into and perform all of the obligations required of AF under this Agreement and the instruments and documents referenced herein, and otherwise to consummate the Restructure.  The Person or Persons executing this Agreement in a representative capacity on behalf of AF are authorized to do so. This Agreement is, and all agreements, instruments, and documents to be executed and delivered by AF pursuant to this Agreement shall be, duly authorized, executed, and delivered by AF.  This Agreement is, and all agreements, instruments, and documents to be executed and delivered by AF pursuant to this Agreement shall be, valid and legally binding upon AF, and shall be enforceable in accordance with their respective terms, except as such obligations and enforceability are limited by bankruptcy, insolvency, and other similar laws of general application affecting the enforcement of creditors’ rights and by equitable principles;

(b)           Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the Restructure contemplated hereby, will (1) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which AF is subject, or (2) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which AF is a party or by which AF is bound;

(c)           Approvals.  AF has taken all requisite action and obtained all requisite consents, releases, and permissions in connection with entering into this Agreement and the instruments and documents referenced herein or required under any covenant, agreement, encumbrance, law, or regulation with respect to the obligations required hereunder, and no consent of any other party is required for the performance by AF of its obligations hereunder;

(d)           No Insolvency Acts.  No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or state bankruptcy law is pending against or contemplated by AF;

(e)           No Litigation or Claims.  There is no Litigation, threatened or pending, against AF that could affect AF’s ability to perform its obligations when and as required under the terms of this Agreement or that otherwise affect AF’s Contribution or AF.  The Contributions are not subject to any order, writ, judgment, award, injunction, or decree of any court or governmental or regulatory authority of competent jurisdiction or any arbitrator or arbitrators;

(f)            CRS Shares.  AF holds of record and owns beneficially the number of CRS Shares set forth next to AF’s name in Schedule 4.1(f) attached hereto and hereby incorporated herein, which, together with SAS’s CRS Shares, constitute all of the issued and outstanding CRS Shares.  AF’s CRS Shares are, or will be on the Closing Date, free and clear of any restrictions on transfer (other than those restrictions described in the Stockholders Agreement and any restrictions under federal and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  Neither AF nor any other Person is a party to any option, warrant, purchase right, or other contract or commitment that could require AF to sell, transfer, or otherwise dispose of any capital stock of CRS (other than this Agreement).  Other than the Stockholders Agreement, AF is not a party to any voting trust, proxy, or other agreement or understanding, written or oral, with respect to the voting of any capital stock of CRS.  There are no outstanding powers of attorney executed by or on behalf of AF with respect to the CRS Shares;

(g)           AF Assets.  Schedule 1 attached hereto and hereby incorporated herein lists all of the assets owned by AF as of the Closing Date.  AF has good and marketable title to the AF Assets, free and clear of all Security Interests.  The AF Assets are all alarm contracts currently in effect to which the AF is a party and bound and which services are provided by CRS.  Each contract is valid and binding on the parties thereto and in full force and effect.  To the knowledge of AF, AF is not in breach or default in any material respect under any contract and no event has occurred which, with due notice or lapse of time or both, if left uncured, would constitute such a breach or default; and,

(h)           Receivables.  All notes receivable of AF and all accounts receivable of AF have arisen from bona fide transactions and are valid receivables.

4.3           CRS.  AF represents and warrants to Newco, as of the Effective Date and as of the Closing Date, upon which representations and warranties Newco has relied and will continue to rely, and which representations and warranties shall survive the Closing as provided in Section 8.1 hereof and shall not be deemed to have merged into any of the documents executed or delivered at the Closing, that:

(a)           Organization, Qualification, and Corporate Power.  CRS is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware,

and is duly qualified or licensed to do business as a foreign company in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) requires such qualification or licensing.  CRS has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it.  The Contributors have delivered to Newco correct and complete copies of the certificate of incorporation and bylaws of CRS (as amended to date), including all amendments to either.  The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of CRS are correct and complete.  CRS is not in default under or in violation of any provision of its certificate of incorporation or bylaws (as amended to date);

(b)           Capitalization.  The entire authorized capital stock of CRS consists of Fifteen Thousand (15,000) shares of common stock, of which Twelve Thousand One Hundred Thirty Three (12,133) shares of common stock are issued and outstanding.  All of the issued and outstanding common shares of CRS have been duly authorized, are validly issued, fully paid, and nonassessable, and are held beneficially and of record by the respective Contributors as set forth in Schedule 2.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require CRS to issue, sell, or otherwise cause to become outstanding any of its capital stock of any class.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to CRS.  Except for the Stockholders Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of CRS.  CRS does not control directly or indirectly nor has any direct or indirect equity participation in any corporation, partnership, trust or other business association;

(c)           Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court, to which CRS is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which CRS is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).  CRS is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the Restructure;

(d)           Legal Compliance.  CRS has complied with all Applicable Laws and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against CRS alleging any failure so to comply;

(e)           No Insolvency Acts.  No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or state bankruptcy law is pending against or contemplated by CRS; and,

(f)            Taxes.  CRS has duly and in a timely manner filed all Tax Returns that it was required to file, or the filing date for such returns have been timely extended.  All such Tax Returns were correct and complete in all material respects. All Taxes owed by CRS (whether or not shown on any Tax Return), including all required installments of estimated taxes, have been paid.  CRS is not currently the beneficiary of any extension of time within which to file any Tax Return.  During the last five (5) years, no claim has ever been made by an authority in a jurisdiction where CRS does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Security Interests on any of the assets of CRS that arose in connection with any failure (or alleged failure) to pay any Tax.  CRS has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.  Neither the Contributors nor any director or officer (or employee responsible for Tax matters) of CRS has Knowledge that any authority to assess any additional Taxes for any period for which Tax Returns have been filed.  There is no dispute or claim concerning any Tax liability of CRS either (A) claimed or raised by any authority in writing or (B) as to which any of the Contributors and the directors and officers (and employees responsible for Tax matters) of CRS has Knowledge based upon personal contact with any agent of such authority.

4.4           Newco.  Newco represents and warrants to the Contributors as of the Closing Date, upon which representations and warranties the Contributors have relied and will continue to rely, and which representations and warranties shall survive the Closing as provided in Section 8.1 hereof and shall not be deemed to have merged into any of the documents executed or delivered at the Closing, that:

(a)           Organization.  Newco is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is duly qualified to do business in the State of Delaware, and is duly qualified or licensed to do business as a foreign company in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) requires such qualification or licensing.  Newco has the right, power, and authority to enter into and perform all of the obligations required of Newco under this Agreement and the instruments and documents referenced herein, and otherwise to consummate the Restructure.  The Person or Persons executing this Agreement in a representative capacity on behalf of Newco are authorized to do so. This Agreement is, and all agreements, instruments, and documents to be executed and delivered by Newco pursuant to this Agreement shall be, duly authorized, executed, and delivered by Newco.  This Agreement is, and all agreements, instruments, and documents to be executed and delivered by Newco pursuant to this Agreement shall be, valid and legally binding upon Newco, and shall be enforceable in accordance with their respective terms, except as such obligations and enforceability are limited by bankruptcy, insolvency, and other similar laws of general application affecting the enforcement of creditors’ rights and by equitable principles;

(b)           Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the Restructure contemplated hereby, will (1) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Newco is subject, or (2) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Contributor is a party or by which Newco is bound;

(c)           Approvals.  Newco has taken all requisite action and obtained all requisite consents, releases, and permissions in connection with entering into this Agreement and the instruments and documents referenced herein or required under any covenant, agreement, encumbrance, law, or regulation with respect to the obligations required hereunder, and no consent of any other party is required for the performance by Newco of its obligations hereunder;

(d)           Capitalization.  The entire authorized capital stock of Newco consists of Twenty Million (20,000,000) shares of common stock, of which Three Million (3,000,000) common shares will be issued and outstanding upon consummation of the Restructure.  All of the issued and outstanding shares of common stock of Newco have been duly authorized, are validly issued, fully paid, and nonassessable, and will be held beneficially and of record by the respective Contributors as set forth in Section 2.2 hereof.  Except for Six Hundred Thousand (600,000) shares of common stock reserved for issuance pursuant to the Option Plan, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Newco to issue, sell, or otherwise cause to become outstanding any of its capital stock of any class.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Newco.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Newco.  Except for Newco’s ownership of all of the issued and outstanding shares of common stock of CRS upon consummation of the Restructure, Newco does not control directly or indirectly nor has any direct or indirect equity participation in any corporation, partnership, trust or other business association;

(e)           No Insolvency Acts.  No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or state bankruptcy law is pending against or contemplated by Newco; and,

(f)            No Litigation.  There is no Litigation pending or, to the best of Newco’s knowledge, contemplated or threatened against Newco that could affect Newco’s ability to perform its obligations when and as required under the terms of this Agreement.

4.5           Brokers.  Each of the Parties represents to the other that it has had no dealings, negotiations, or consultations with any broker or any representative, employee, agent, or other intermediary of any broker in connection with the Restructure.  Each Party shall indemnify, protect, defend, and hold the other Party harmless from any loss, injury, liability, damage, cost, or expense, including reasonable attorneys’ and expert witnesses’ fees and costs, arising out of any claims of any broker, any such representative, employee, agent, or other intermediary claiming to have represented any Party, or otherwise to be entitled to compensation in connection with this Agreement or the Restructure.  This mutual indemnity shall survive termination of this Agreement or the Closing, as the case may be.

5.             TRANSFER RESTRICTIONS.

5.1           Right of First Refusal.  By acceptance of the Newco Shares, the Contributors acknowledge and agree to grant a right of first refusal in favor of Newco with respect to any offer, sale, transfer or other hypothecation of the Newco Shares by the Contributors by execution at Closing of the Right of First Refusal Agreement.

5.2           Market Stand-Off.  By acceptance of the Newco Shares, the Contributors agree not to sell, make a short sale of, loan, grant any options for the purchase of, or otherwise dispose of any Newco Shares without the prior written consent of Newco or the underwriters managing the first underwritten public offering of Newco’s securities, for such period from the effective date of the offering as the managing underwriters shall request (but not to exceed one hundred eighty (180) days or such other period as may be requested by Newco or the managing underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including but not limited to the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), and further agree to execute any agreement reflecting the above provision as may be requested by the underwriters at the time of any such public offering. The restrictions of this market stand-off agreement shall apply only to the first underwritten public offering of the Corporation.

5.3           Legend.  The Contributors understand and agree that Newco will cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Newco Shares, together with any other legends that may be required by Newco or by applicable state or federal securities laws:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION MAY BE MADE PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT.”

5.4           Stop-Transfer Notices.  The Contributors agree that, in order to ensure compliance with the restrictions referred to herein, Newco may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if Newco transfers its own securities, it may make appropriate notations to the same effect in its own records.

5.5           Refusal to Transfer.  Newco will not be required (i) to transfer on its books any Newco Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or the Right of First Refusal Agreement, or (ii) to treat as owner of such Newco Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Newco Shares will have been so transferred.

5.6           Credit Obligation.  Notwithstanding anything set forth in this Section 5, the right of first refusal granted in favor of Newco pursuant to this Agreement and the Right of First Refusal Agreement, and all other restrictions on transfer described in this Agreement and the Right of First Refusal Agreement, shall not apply to Lenders’ exercise of Lenders’ rights pursuant to the Consent Agreement or any other agreement executed in connection therewith, including but not limited to the Pledge Agreements executed by the Contributors.

6.             CONDITIONS PRECEDENT TO CLOSING.

6.1           Conditions for the Benefit of Newco.  The obligation of Newco to consummate the Restructure hereunder is subject to the full and complete satisfaction or waiver of each of the following conditions precedent:

(a)           The representations and warranties of each Contributor contained in this Agreement shall be true, complete, and accurate in all material respects on and as of the Closing Date;

(b)           Each Contributor shall have performed each and every obligation and covenant of such Contributor to be performed hereunder, unless performance thereof is or has been waived by Newco;

(c)           Each Contributor shall have delivered appropriate evidence of authority, capacity, and status, including the authority of the Person executing any documents at the Closing on behalf of such Contributor, as reasonably required by Newco in connection with the Restructure;

(d)           AF shall have executed the Assignment;

(e)           Each Contributor shall have executed the documents described in Section 2.5(b) above;

(f)            Each Contributor shall have executed the Right of First Refusal Agreement; and,

(g)           Each Contributor shall have delivered such other documents, certificates, and other instruments as may be reasonably required to consummate the Restructure.

6.2           Conditions for the Benefit of Contributors.  The obligation of Contributors to consummate the Restructure hereunder is subject to the full and complete satisfaction or waiver of each of the following conditions precedent:

(a)           The representations and warranties of Newco contained in this Agreement shall be true, complete, and accurate in all material respects on and as of the Closing Date;

(b)           Newco shall have performed each and every obligation and covenant of Newco to be performed hereunder, unless performance thereof is or has been waived by Newco;

(c)           Newco shall have delivered appropriate evidence of authority, capacity, and status, including the authority of the Person executing any documents at the Closing on behalf of Newco, as reasonably required by the Contributors in connection with the Restructure;

(d)           Newco shall have executed the documents described in Section 2.5(a) above; and,

(e)           Newco shall have delivered such other documents, certificates, and other instruments as may be reasonably required to consummate the Restructure.

6.3           Waiver of Conditions.

(a)           Newco shall have, in its discretion, the right to waive some or all of the conditions set forth in Section 6.1 above or proceed to the Closing and maintain its right to pursue any remedies provided herein for any defaults or breaches of the Contributors in respect thereof; provided, however, that no such waiver shall be effective or binding on Newco unless it is in writing and executed by an authorized representative of Newco; and provided further, that Newco shall not have the right to waive the conditions set forth in Section 6.1(e).

(b)           The Contributors shall have the right, severally and not jointly, in each of the Contributors’ respective discretion, to waive some or all of the conditions set forth in Section 6.2 above; provided, however, that no such waiver shall be effective or binding on a Contributor unless it is in writing and executed by an authorized representative of such Contributor; and provided further, that neither Contributor shall have the right to waive the conditions set forth in Section 6.2(d).

7.             TERMINATION.

7.1           Methods of Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, either:

(a)           by the mutual written consent of Newco and the Contributors; or

(b)           by either Newco or a Contributor if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other Party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 6 not to be satisfied, and (ii) shall not have been cured within ten (10) days following receipt by the breaching party of written notice of such breach from the other Party.

7.2           Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of any of the Parties or their respective officers, directors, or shareholders, except to the extent that such termination results from the breach by a Party of any of its representations, warranties or covenants set forth in this Agreement.

8.             INDEMNIFICATION.

8.1           Survival.  The respective covenants of each of the Parties to this Agreement (other than those for which a term is specified) shall survive the Closing indefinitely and the respective representations and warranties of each of the Parties to this Agreement shall survive the Closing.

8.2           Newco Indemnification.  Subject to the terms and conditions of this Section 8, Newco will hold harmless and indemnify the Contributors, each of their respective officers, directors, employees, representatives and agents, and each of their respective successors and assigns, from and against all Damages, directly or indirectly arising out of or attributable to (i) the inaccuracy of any representation or breach of any warranty made by Newco in this Agreement, or (ii) the failure of Newco to perform any of its obligations set forth herein after the Closing.

8.3           Contributor’s Indemnification.  Subject to the terms and conditions of this Section 8, each Contributor (severally and not jointly with the other Contributors) shall, hold harmless and indemnify Newco, Newco’s Affiliates, each of their respective officers, directors, employees, trustees, shareholders, representatives and agents and each of their respective successors and assigns from and against all Damages directly or indirectly arising out of (i) the inaccuracy of any representation or breach of any warranty made by such Contributor in this Agreement, and (ii) the failure by such Contributor to perform any obligation set forth herein.

8.4           Notification of Indemnification Claims.  In the event that any Person entitled to indemnification pursuant to Sections 4.5, 8.2, and 8.3 of this Agreement (each, an “Indemnified Party”) asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a Party to this Agreement against such Indemnified Party, for which a Party to this Agreement may be required to provide indemnification pursuant to Sections 4.5, 8.2, and 8.3 of this Agreement (an “Indemnifying Party”), the Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party under this Section 8, promptly notify the Indemnifying Party in writing of the claim or the commencement of that action, but no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder, except to the extent prejudiced.  With respect to third party claims, if within thirty (30) days after receiving such notice, the Indemnifying Party gives written notice to the Indemnified Party stating that it disputes and intends to defend against such claim at its own cost and expense, then counsel for the defense shall be selected by such Indemnifying Party (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld) as long as the Indemnifying Party is conducting a good faith and diligent defense at its expense; provided that the assumption of defense of any such matters by them shall relate solely to the claim that is subject or potentially subject to indemnification and provided further that the Indemnifying Party shall not have the right to undertake the defense of such claim if such claim seeks injunctive or other equitable relief against an Indemnified Party.

8.5           Settlement; Assistance; Defense by Indemnified Party.  The Indemnifying Party shall have the right, with the consent of each respective Indemnified Party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled, provided the obligations of the Indemnifying Party to indemnify the Indemnified Party therefore will be fully satisfied.  An Indemnifying Party will not enter into any settlement of any claim if pursuant to or as a result of such settlement, such settlement would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.  The Indemnifying Party shall furnish each respective Indemnified Party with all documents and information that each respective Indemnified Party shall reasonably request and shall consult with each respective Indemnified Party prior to acting on major matters, including settlement discussions.  Each Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided that if the named parties to the action or proceeding include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, in the reasonable opinion of the Indemnified Party, the expense of one separate counsel for each Indemnified Party shall be paid by the Indemnifying Party. If no notice of intent to dispute and defend is given pursuant to Section 8.4 above, or if such diligent good faith defense is not being or ceases to be conducted in the reasonable opinion of the Indemnified Party, the Indemnified Party shall have the right to undertake the defense of (with counsel selected by the Indemnified Party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim; provided that such settlement shall not include injunctive relief or equitable relief without the written consent of the Indemnifying Party, which shall not be unreasonably withheld.

8.6           Exclusive Remedy.  Indemnification under this Section 8 shall be the Indemnified Party’s sole and exclusive remedy with respect to any and all claims for Damages.  All disputes between the parties shall be resolved in accordance with the provisions of Section 9.10.

9.             MISCELLANEOUS.

9.1           Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and assigns; provided that no Party shall assign or delegate this Agreement or any of the rights or obligations created hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, Newco shall have the unrestricted right to assign this Agreement and all or any part of its rights hereunder and to delegate all or any part of its obligations hereunder to any Affiliate of Newco, but in such event Newco shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement.

9.2           Expenses.  All costs and expenses incurred for services performed in connection with the Restructure contemplated by this Agreement, including legal and accounting services, whether paid or payable prior to, on or after the Closing, shall be paid by the Party incurring such expenses.

9.3           Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally, or sent by first class registered or certified mail, return receipt requested, documented overnight delivery service or facsimile to the appropriate address or number as set forth below:

(a)	if to Newco to:	CastleRock Security Holdings, Inc.
2101 Arlington Heights Road, Suite 150
Arlington Heights, Illinois 60005
Attention: Brian E. Johnson, President
Facsimile: 847-890-6688

	with copies to:	Hanson Bridgett LLP
425 Market Street, 26th Floor
San Francisco, California 94105
Attention: Michael Y. Lateef, Esq.
Facsimile: 415-995-3467

(b)	if to AF to:	Alarm Funding, LLC
800 Connecticut Avenue, Suite 403E
Norwalk, CT 06854
Attention: Westin Lovy, Managing Director
Facsimile: 203-656-1994

	with copies to:	Hanson Bridgett LLP
425 Market Street, 26th Floor
San Francisco, California 94105
Attention: Michael Y. Lateef, Esq.
Facsimile: 415-995-3467

(c)	if to SAS to:	SA Systems LLC
3333 Poinciana Ave.
Coconut Grove, FL 33133
Attention: Robin Rodriguez, Manager

	with copies to:	Shutts & Bowen LLP
200 East Broward Boulevard, Suite 2100
Fort Lauderdale, FL 33301
Attention: Robert C. Brighton, Jr.
Facsimile: 954-524-5506

or to such other Persons or at such other addresses as shall be furnished by either Party by like notice to the other.  Such notice or communication shall be deemed to have been given or made (i) if personally delivered, on the date so delivered, (ii) if sent by registered or certified mail, on the date of receipt or the date delivery is refused, (iii) if sent by documented overnight delivery service, on the next business day following delivery to the courier service, or (iv) if sent by facsimile transmission, on the date of transmission if sent during normal business hours of the recipient or, if not, then on the next business day, provided that such notice is concurrently given by one of the above methods.

9.4           Entire Agreement.  This Agreement represents the entire agreement and understanding of the parties with reference to the Restructure set forth herein and no representations, warranties, covenants or undertakings have been made in connection with this

Agreement other than those expressly set forth herein (including any agreements incorporated herein) or certificates and other documents delivered in accordance herewith.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement.

9.5           Waivers and Amendments.  This Agreement may be amended, modified or supplemented only by a written instrument executed by each of the Parties hereto.  Each of the Parties may, only by an instrument in writing, extend the time for the performance of any of the obligations of the other, waive any inaccuracies in the representations or warranties or compliance with any of the covenants or performance of any of the obligations of the other contained in this Agreement, or waive fulfillment of any of the conditions to its own obligations under this Agreement.  The waiver by either Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

9.6           Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

9.7           Interpretation. The section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

(a)           Each Party has reviewed and participated in drafting and revising this Agreement and the normal rule of construction that any ambiguity is to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(b)           All references to singular or plural or masculine or feminine shall include the other as the context may require.

(c)           Any reference to “including” shall mean including without limitation.

9.8           Counterparts; Electronic Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.  Delivery of a copy of this Agreement, notice or such other document bearing an original signature by facsimile transmission, by electronic mail in “portable document format” (document extension .PDF), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

9.9           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

9.10         Resolution of Disputes.  Any controversy, dispute or claim arising out of, or relating to, this Agreement or the breach or alleged breach hereof, or affecting this Agreement in any way, shall be resolved as follows:

(a)           With respect to any dispute or claim arising out of or related to this Agreement, the Parties shall first make a good-faith endeavor to resolve the dispute or claim before resorting to litigation or arbitration.  All communications related to such mediation are confidential and any draft mediation resolutions, and any unsigned agreements relating to the resolution of the dispute shall not be admissible by any Party in any subsequent proceeding.

(b)           Upon notice by any Party of such a dispute or claim (“Mediation Notice”), the Parties agree to meet informally within fifteen (15) days after such Mediation Notice to mediate the dispute or claim in good faith without a third party mediator.  The Parties will devote not less than four (4) consecutive hours during normal business hours for the mediation.  If such informal mediation does not resolve the dispute or claim, then upon the failure to resolve the differences, a face-to-face formal mediation will follow not later than thirty (30) days after the Mediation Notice.

(c)           Where formal mediation is required, the Parties will attempt in good faith to settle the matter by mediation administered by JAMS, in New York, NY, under its rules for the resolution of commercial disputes.  The Parties agree that the mediator must be neutral and the mediator shall have no power to decide disputed issues for either Party or to bind any Party. The Parties agree to devote not less than four (4) hours to formal mediation.  If that fails, any aggrieved Party may then resort to arbitration (to the extent provided for in this Agreement).

(d)           All communications, negotiations and discussions occurring during any mediation, whether between the Parties, between any Party and the mediator or among the Parties and the mediator, and all documents and other written and oral information provided by a Party to another Party or the mediator, or produced or provided by the mediator, shall be maintained in confidence by the Parties and the mediator.  The Parties further agree to not call the mediator to testify concerning the mediation or any matter which was the subject of the mediation or to provide any documents, materials or other information obtained from any Party, its representatives or otherwise during or in connection with the mediation in any subsequent proceeding between the Parties except if there is a written settlement from the mediation and the mediator is called as a witness to the execution of the settlement agreement.

(e)           Each Party agrees to refrain from pre-emptive maneuvers and adversarial proceedings while actively engaged in the mediation process.  The Parties will share the fees and expenses of the mediator equally.  All other expenses incurred by any Party in connection with any mediation will be exclusively for the account of the Party that incurred them.

(f)            In the event that the Parties’ efforts to mediate a dispute is unsuccessful, any remaining controversy, dispute or claim arising out of, or relating to, this Agreement or the breach or alleged breach hereof, or affecting this Agreement in any way, shall be settled by arbitration in New York, New York pursuant to the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”).  The Parties shall be entitled to take discovery and the provisions of Rule 26 of the Delaware Rules of Civil Procedure shall govern such proceedings.  Arbitration shall be final and binding and not appealable, and conducted by one arbitrator.  Such arbitrator shall be selected by the mutual agreement of Contributor and Newco or, failing such agreement, shall be selected by the AAA.  The Parties shall bear the costs of the arbitrator equally.  By further agreement of the Parties or direction of the arbitrator, proceedings which, in the judgment of the arbitrator, are not dependent on the credibility of a testifying witness may be held other than in person, such as via telephone conference.  The arbitrator shall expedite the proceedings consistent with a fair presentation of the Parties’ case and shall permit only such discovery as is reasonably necessary for the fair presentation of the Parties’ case and not otherwise.  The arbitrator may not award punitive damages.  If judicial enforcement or review of such arbitrator’s award is sought by either Party, judgment may be entered upon such award in any court of competent jurisdiction.

9.11         Waiver of Trial by Jury.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY DEBTOR AND SECURED PARTY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO TRIAL BY JURY WOULD OTHERWISE ACCRUE OR ARISE.  EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTY.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Contribution Agreement as of the date first written above.

NEWCO:		CONTRIBUTORS:

CastleRock Security Holdings, Inc.,		Alarm Funding, LLC,
a Delaware corporation		a Delaware limited liability company

By:	/ s / Brian E. Johnson	By:	/ s / Westin Lovy
	Brian E. Johnson, President and CEO		Westin Lovy, Managing Director

SA Systems LLC
a Delaware limited liability company

		By:	/ s / Robin Rodriguez
Robin Rodriguez, Manager

SCHEDULE 1

AF ASSETS

1.                                       Servicing Agreement dated as of November 26, 2008, by and between CastleRock Security, Inc. and Alarm Funding, LLC;

2.                                       Confidential Settlement Agreement and Release dated January 6, 2010, by and between Security Associates International, Inc., CastleRock Security, Inc., and Alarm Funding, LLC on the one hand, and APX Alarm Security Solutions, Inc. and Apex Alarm, LLC, on the other hand; and,

3.                                       All of the security alarm accounts set forth on the .PDF file entitled “Active Accounts as of 9-22-10” on the compact disc attached hereto.

SCHEDULE 4.1(f)

CRS SHARES

Certificate No.	Issue Date	Name	Number of Shares
1	11/05/08	Alarm Funding, LLC	5,600
4	07/21/10	Alarm Funding, LLC	3,333
5	09/24/10	SA Systems LLC	3,200
TOTAL			12,133

EXHIBIT A

ASSIGNMENT

GENERAL ASSIGNMENT, ASSUMPTION AND BILL OF SALE

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, as of September 24, 2010, Alarm Funding, LLC, a Delaware limited liability company (“AF”), does hereby sell, transfer, convey, assign and deliver to CastleRock Security Holdings, Inc., a Delaware corporation (“Newco”), all of AF’s right, title and interest in and to the AF Assets, as defined in that certain Contribution Agreement dated as of September 24, 2010 (the “Agreement”) and as more specifically set forth on Schedule 1 thereto, by and among AT and Newco and the other parties thereto.

AF does hereby transfer, assign and delegate to Newco all of the Assumed Liabilities (as defined in the Agreement).  Newco hereby accepts such transfer, assignment and delegation and assumes and undertakes to become liable for such Assumed Liabilities and agrees to pay, perform and discharge such Assumed Liabilities when due, in accordance with the terms of the Agreement.

This General Assignment and Assumption and Bill of Sale is being delivered in connection with the Agreement and is subject to, and is entitled to the benefits in respect of the Agreement.

This General Assignment and Assumption and Bill of Sale shall be binding upon and inure to the benefit of AF and Newco and their respective successors and assigns. This General Assignment and Assumption and Bill of Sale may be executed in any number of counterparts, all of which together shall be deemed to be one and the same instrument.  This General Assignment and Assumption and Bill of Sale shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

[Signature Page Follows]

IN WITNESS WHEREOF, AF and Newco have caused their duly authorized representatives to execute this General Assignment and Assumption and Bill of Sale as of the date first written above.

NEWCO:	AF:

CastleRock Security Holdings, Inc.,	Alarm Funding, LLC,
a Delaware corporation	a Delaware limited liability company

By:	By:
Brian E. Johnson, President & CEO	Westin Lovy, Managing Director

EXHIBIT B

RIGHT OF FIRST REFUSAL AGREEMENT

RIGHT OF FIRST REFUSAL AGREEMENT

THIS RIGHT OF FIRST REFUSAL AGREEMENT (this “Agreement”) is entered into effective as of September 24, 2010, by and among Castlerock Security Holdings, Inc., a Delaware corporation (the “Company”), and Alarm Funding, LLC, a Delaware limited liability company, and SA Systems LLC, a Delaware limited liability company (each a “Holder” and together the “Holders”).

RECITALS

WHEREAS, the Company and the Holders are parties to that certain Contribution Agreement of even date herewith (the “Contribution Agreement”), pursuant to which the Company has agreed to issue shares of the Company’s common stock to the Holders (“Common Stock”) in consideration of certain contributions to the Company by the Holders as further described in the Contribution Agreement;

WHEREAS, as a condition to the issuance of the Common Stock to the Holders, the Company has requested that each Holder grant a right of first refusal with respect to such shares and other obligations set forth in this Agreement; and,

WHEREAS, effective as of the date hereof, each Holder is the beneficial owner of the number of shares of Common Stock of the Company set forth opposite its name on Schedule A hereto.

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

10.          Definitions.

10.1         Specific Definitions.  For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

(a)           Affiliate.  “Affiliate” means, as to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or under common control with the Person specified.

(b)           Change of Control.  “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) a sale or other disposition of all or substantially all of the consolidated assets of the Company; (ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company; or (iii) a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction.

(c)           Delivery.  “Delivery” shall have the meaning set forth in Section 6 below.

(d)           Equity Securities.  “Equity Securities” shall any securities evidencing an ownership interest in the Company or any securities convertible into or exercisable for any shares of the foregoing now or hereafter owned or held by a Holder (or a transferee in accordance with Section 2.3 herein).

(e)           Holders.  “Holders” shall mean Alarm Funding, LLC, SA Systems LLC, and any Persons who have acquired shares from any of such Persons or their transferees or assignees in accordance with the provisions of this Agreement.

(f)            Person.  “Person” means an individual or entity of any kind, including but not limited to a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

(g)           Transfer.  “Transfer” shall include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary, involuntarily or by operation of law, directly or indirectly, of any of the Equity Securities.

10.2         Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning as set forth in this Agreement.

11.          Agreement Among the Company and the Holders.

11.1         Rights of Refusal.

(a)           Transfer Notice.  If at any time a Holder proposes to Transfer Equity Securities (a “Selling Holder”), then the Selling Holder shall promptly give the Company and each other Holder written notice of the Selling Holder’s intention to make the Transfer (the “Transfer Notice”). The Transfer Notice shall include (i) a description of the Equity Securities to be transferred (“Offered Shares”), (ii) the name(s) and address(es) of the prospective transferee(s) and (iii) the consideration and (iv) the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Selling Holder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer. In the event that the Transfer is being made pursuant to the provisions of Section 2.3, the Transfer Notice shall state under which specific subsection the Transfer is being made.

(b)           Company’s Right of First Refusal.  The Company shall have an option for a period of ten (10) days from Delivery of the Transfer Notice to elect to purchase all, and not less than all, of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The Company may exercise such purchase option and purchase the Offered Shares by notifying the Selling Holder in writing before expiration of the such ten (10) day period. If the Company gives the Selling Holder notice that it desires to purchase such shares, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after Delivery to the Company of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third-party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 2.1(e). If the Company fails to purchase the Offered Shares by exercising the option granted in this Section 2.1(b) within the period provided, the Offered Shares shall be subject to the options granted to the Holders pursuant to subsection 2.1(d).

(c)           Additional Transfer Notice.  Subject to the Company’s option set forth in Section 2.1(b), if at any time the Selling Holder proposes a Transfer, then, within five (5) days after the Company has declined to purchase the Offered Shares or the Company’s option to so purchase the Offered Shares has expired, the Selling Holder shall give each Holder an “Additional Transfer Notice” that shall include all of the information and certifications required in a Transfer Notice and briefly describe the Holders’ rights of first refusal with respect to the proposed Transfer.

(d)           Holders’ Right of First Refusal.

(i)            Each Holder shall have an option for a period of fifteen (15) days from the Delivery of the Additional Transfer Notice from the Selling Holder set forth in Section 2.1(c) to elect to purchase all, and not less than all, of its respective pro rata share of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Additional Transfer Notice. Each Holder may exercise such purchase option and its pro rata share of the Offered Shares (a “Participating Holder” for the purposes of Sections 2.1(d) and 2.1(e)), by notifying the Selling Holder and the Company in writing, before expiration of the fifteen (15) day period as to the number of such shares that he, she or it wishes to purchase (the “Participating Holder Notice”). Each Holder’s pro rata share of the Offered Shares shall be a fraction of the Offered Shares, the numerator of which shall be the number of shares of Common Stock owned by such Holder on the date of the Transfer Notice and denominator of which shall be the total number of shares of Common Stock held by all Holders on the date of the Transfer Notice.

(ii)           In the event any Holder elects not to purchase its pro rata share of the Offered Shares available pursuant to its option under subsection 2.1(d)(i) within the time period set forth therein, then the Selling Holder shall promptly give written notice (the “Overallotment Notice”) to each Participating Holder that has elected to purchase its pro rata share of the Offered Shares (each a “Fully Participating Holder”), which notice shall set forth the number of Offered Shares not purchased by the other Holders, and shall offer the Participating Holders the right to acquire the unsubscribed shares. Each Participating Holder shall have five (5) days after Delivery of the Overallotment Notice to deliver a written notice to the Selling Holder (the “Participating Holders Overallotment Notice”) of its election to purchase its pro rata share of the unsubscribed shares on the same terms and conditions as set forth in the Additional Transfer Notice and indicating the maximum number of the unsubscribed shares that it will purchase in the event that any other Fully Participating Holder elects not to purchase its pro rata share of the unsubscribed shares.  The numerator shall be the same as that used in Section 2.1(d)(i) above and the denominator described in clause (i) of this subsection 2.1(d) shall be the total number of shares of Common Stock owned by all Participating Holders on the date of the Transfer Notice.  Each Participating Holder shall be entitled to apportion Offered Shares to be purchased among its Affiliates, provided that such Participating Holder notifies the Selling Holder of such allocation.

(e)           Payment.

(i)            The Participating Holders shall effect the purchase of the Offered Shares with payment by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after Delivery to the Company of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third-party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 2.1(e).

(ii)           Should the purchase price specified in the Transfer Notice or Additional Transfer Notice be payable in property other than cash or evidences of indebtedness, the Company (and the Participating Holders) shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property. If the Selling Holder and the Company (or the Participating Holders) cannot agree on such cash value within ten (10) days after Delivery to the Company of the Transfer Notice (or the Delivery of the Additional Transfer Notice to the Holders), the valuation shall be made by an appraiser of recognized standing selected by the Selling Holder and the Company (or the Participating Holders) or, if they cannot agree on an appraiser within twenty (20) days after Delivery to the Company of the Transfer Notice (or the Delivery of the Additional Transfer Notice to the Holders), each shall select an appraiser of recognized standing and those appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the Selling Holder and the Company (and the Participating Holders), with half of the cost borne by the Company and the Participating Holders pro rata by each, based on the number of shares such parties have expressed an interest in purchasing pursuant to this Section 2. If the time for the closing of the Company’s purchase or the Participating Holders’ purchase has expired but the determination of the value of the purchase price offered by the prospective transferee(s) has not been finalized, then such closing shall be held on or prior to the fifth (5th) business day after such valuation shall have been made pursuant to this subsection.

11.2         Non-Exercise of Rights.  To the extent that the Company and the Holders have not exercised their rights to purchase the Offered Shares within the time periods specified in Section 2.1, the Selling Holder shall have a period of thirty (30) days from the expiration of such rights in which to sell the Offered Shares, upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice, to the third-party transferee(s) identified in the Transfer Notice. The third-party transferee(s) shall acquire the Offered Shares free and clear of subsequent rights of first refusal under this Agreement. In the event the Selling Holder does not consummate the sale or disposition of the Offered Shares within the thirty (30) day period from the expiration of these rights, the Company’s and the Holders’ first refusal rights shall continue to be applicable to any subsequent disposition of the Offered Shares by the Selling Holder until such right lapses in accordance with the terms of this Agreement. Furthermore, the exercise or non-exercise of the rights of the Company and the Holders under this Section 2 to purchase Equity Securities from the Selling Holder or participate in sales of Equity Securities by the Selling Holder shall not adversely affect their rights to make subsequent purchases from the Selling Holder of Equity Securities or subsequently participate in sales of Equity Securities by the Selling Holder.

11.3         Exempt Transfers.  Notwithstanding the provisions of Section 2.1 of this Agreement, the first refusal rights of the Company and the Holders shall not apply to the Transfer of any Equity Securities (i) by a Holder to its Affiliates, stockholders, members, partners or other equity holders, (ii) pursuant to the Pledge Agreements of even date herewith executed by the Holders in connection with the Consent, Limited Waiver and Third Amendment to Credit Agreement and Credit Documents of even date herewith, (iii) to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended (other than a registration statement relating either to sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a SEC Rule 145 transaction), (iv) upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, and (v) upon a Change of Control of the Company; provided that in the case of clause (i) above, the Selling Holder shall deliver prior written notice to the other Holders of such Transfer and such Equity Securities shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Holder; and provided, further, in the case of clause (i) above, that such Transfer is made pursuant to a transaction in which there is no consideration actually paid for such Transfer.

11.4         Prohibited Transfers; Equitable Relief.  Except as otherwise provided in this Agreement, no Holder will Transfer all or any part of or any interest in the Equity Securities. Any Transfer of Equity Securities not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.  Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate.  Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of Transfers of Equity Securities not made in strict compliance with this Agreement).

12.          Assignments and Transfers; No Third-Party Beneficiaries. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. The rights of the Holders hereunder are only assignable (i) to any other Holder, (ii) to an Affiliate of such Holder.

13.          Legend.  Each existing or replacement certificate for shares now owned or hereafter acquired by a Holder shall bear the following legend upon its face:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL BY AND BETWEEN THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER STOCKHOLDERS OF THE CORPORATION, A COPY OF WHICH MAY BE OBTAINED AT THE CORPORATION’S PRINCIPAL OFFICE.”

14.          Effect of Change in Company’s Capital Structure.  If, from time to time, the Company pays a stock dividend or effects a stock split or other change in the character or amount of any of the outstanding stock of the Company, then in such event any and all new, substituted or additional securities to which a Holder is entitled by reason of such Holder’s ownership of Equity Securities shall be immediately subject to the rights and obligations set forth in this Agreement with the same force and effect as the stock subject to such rights immediately before such event.

15.          Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. The occurrence of the events set forth in subsections (i) through (iv) above shall constitute “Delivery” of notice. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 6).

16.          Further Instruments and Actions.  The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Each Holder agrees to cooperate affirmatively with the Company to enforce its rights and obligations pursuant hereto.

17.          Term.  This Agreement shall terminate and be of no further force or effect upon the earlier of: (a) any sale of the Company’s equity securities to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended (other than a registration statement relating either to sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a SEC Rule 145 transaction); (b) any voluntary or involuntary liquidation, dissolution or winding-up of the Company, and (c) a Change of Control of the Company.

18.          Entire Agreement; Governing Law.  This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all other agreements between or among any of the parties with respect to the subject matter hereof. This Agreement shall be interpreted under the laws of the State of Delaware without reference to Delaware conflicts of law provisions.

19.          Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (i) the Company, (ii) the Holders holding at least a majority of the Common Stock of the Company then held by the Holders. Any amendment or waiver effected in accordance with this paragraph shall be binding upon all Holders and their respective successors and assigns.

20.          Severability.  If one or more provisions of this Agreement is held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

21.          Attorney’s Fees.  In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

22.          Counterparts; Electronic Copies.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.  Delivery of a copy of this Agreement, notice or such other document bearing an original signature by facsimile transmission, by electronic mail in “portable document format” (document extension .PDF), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Right of First Refusal Agreement as of the date first written above.

COMPANY:	HOLDERS:

CastleRock Security Holdings, Inc.,	Alarm Funding, LLC,
a Delaware corporation	a Delaware limited liability company

By:	By:
Brian E. Johnson, President and CEO	Westin Lovy, Managing Director

Address:
Address:	c/o Whitecap Advisors LLC
2101 S. Arlington Heights Road, Suite 150	800 Connecticut Avenue, Suite 403E
Arlington Heights, Illinois 60005	Norwalk, CT 06854
Attention: Brian E. Johnson, President	Attention: Westin Lovy, Managing Director
Fax: 847.890.6688	Fax: 203.656.1994

SA Systems LLC
a Delaware limited liability company

By:
Robin Rodriguez, Manager
Address:
3333 Poinciana Ave.
Coconut Grove, FL 33133
Attention: Robin Rodriguez, Manager
Fax: 305.443.4282

SCHEDULE A

CASTLEROCK SECURITY HOLDINGS, INC. STOCKHOLDERS

Certificate No.	Issue Date	Name	Number of Shares
1	09/24/10	Alarm Funding, LLC	2,262,000
2	09/24/10	SA Systems LLC	138,000
TOTAL			2,400,000